Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Rare Medium Group, Inc.:

      We consent to incorporation by reference in the registration statements Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122, 33-89124, 333-76957 and
333-49290 on Form S-8 of our report dated March 3, 2003, with respect to the consolidated balance sheets of Rare Medium Group, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Rare Medium Group, Inc.


                                                     /s/ KPMG LLP

New York, New York
March 3, 2003